Exhibit 99.1

FOR RELEASE:  Thursday, February 1, 2024 at 8:30 AM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR-END EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today net income for the quarter ended December 31, 2023 of $1.1 million, or $0.49 per basic and diluted share, compared to net income of $1.2 million, or $0.58 per basic and $0.56 per diluted share for the same period in 2022. Net income for the year ended December 31, 2023 was $2.0 million, or $0.90 per basic and $0.89 per diluted share, compared to $7.9 million, or $3.85 per basic and $3.65 per diluted share for the same period in 2022.

             Robert T. Strong, President and Chief Executive Officer stated, “I am pleased to report that our quarterly net income for the period ending December 31, 2023, of $1.1 million has improved by $1.4 million from the previous quarter end of September 30, 2023 net loss of $255,000.  As I had previously reported, it appears likely that we have absorbed the full impact of the Federal Reserve Bank’s inflation fighting actions and are now in recovery mode.  Accordingly, the steps that we have implemented to realign our balance sheet have been significant.”

Mr. Strong added, “Liquidity has been restored with an increase in cash and cash equivalents at December 31, 2023 of $58.2 million over year end 2022.  Additionally, our dependence on higher cost leveraged borrowings has been reduced by an aggregate of $137.1 million at December 31, 2023 compared to year end 2022 and our overall assets have been reduced by $38.2 million over the same period.”

Mr. Strong continued, “These accomplishments were achieved largely by a reduction in loans held for sale of $72.8 million along with an increase in deposits of $82.5 million at December 31, 2023 compared to year end 2022.  As a result, along with modest funding of new capital, our capital ratios have consistently increased through the 2023 year.”

Mr. Strong commented, “Our loan portfolio continues to perform with our nonperforming loans as a percent of loans receivable, net at 0.07% and nonperforming assets as a percent of total assets at 0.06%, both calculations as of December 31, 2023.  Additionally, our Texas ratio as of December 31, 2023, was 0.80%.”

Mr. Strong concluded, “As previously announced, the Board of Directors on January 11, 2024, declared a quarterly cash dividend of $0.13 per share on the common stock of the Company payable February 5, 2024. Stockholder equity increased year over year ending December 31, 2023, by approximately $2.5 million, or 5.1%.  As always, our current and continued business strategy focuses on long-term profitability and maintaining healthy capital ratios both of which reflect our strong commitment to shareholder value.”

On January 4, 2021, Quaint Oak Bank, the wholly-owned subsidiary of Quaint Oak Bancorp, Inc., invested $2.3 million for a 51% majority ownership interest in Oakmont Capital Holdings, LLC (“Oakmont”), a multi-state equipment finance company based in West Chester, Pennsylvania with a second significant facility located in Albany, Minnesota.  The financial results that follow include Quaint Oak Bank’s investment in Oakmont. Quaint Oak Bank reflects the 49% interest it does not hold in Oakmont in its consolidated financial statements as noncontrolling interest.

Comparison of Quarter-over-Quarter Operating Results

Net income amounted to $1.1 million for the three months ended December 31, 2023, a decrease of $67,000, or 5.5%, compared to net income of $1.2 million for the three months ended December 31, 2022.  The decrease in net income on a comparative quarterly basis was primarily the result of an increase in interest expense of $2.6 million, an increase in net income attributable to noncontrolling interest of $571,000, an increase in non-interest expense of $310,000, and an increase in the provision for income taxes of $295,000. These increases were partially offset by an increase in non-interest income of $1.9 million, and a decrease in the provision for credit losses of $845,000.

             The $2.6 million, or 65.5%, increase in interest expense for the three months ended December 31, 2023 over the comparable period in 2022 was driven by a $2.7 million, or 94.7%, increase in interest on deposits, primarily attributable to a 210 basis point increase in average rate of certificates of deposit, which increased from 1.61% for the three months ended December 31, 2022 to 3.71% for the three months ended December 31, 2023, and had the effect of increasing interest expense by $1.1 million. An increase in rate on interest-bearing checking accounts to 5.31% had the effect of increasing interest expense by $1.0 million. Also contributing to the increase in interest expense was a 152 basis point increase in the rate on average money market accounts which increased from 3.03% for the three months ended December 31, 2022 to 4.55% for the three months ended December 31, 2023 and had the effect of increasing interest expense by $835,000. The average interest rate spread decreased from 2.69% for the three months ended December 31, 2022 to 1.36% for the three months ended December 31, 2023 while the net interest margin decreased from 3.14% for the three months ended December 31, 2022 to 2.21% for the three months ended December 31, 2023.

             The $996,000, or 10.2%, increase in interest income was primarily due to a 47 basis point increase in the yield on average loans receivable, net of allowance for credit losses, including loans held for sale, which increased from 5.40% for the three months ended December 31, 2022 to 5.87% for the three months ended December 31, 2023, and had the effect of increasing interest income $830,000.

             In addition to the decrease in loan balances, the $845,000, or 155.9%, decrease in the provision for credit losses for the three months ended December 31, 2023 over the three months ended December 31, 2022 was also due to a change in methodology due to the implementation of ASU 2016-13, Financial Instruments – Credit Losses, which became effective for the Company as of January 1, 2023. More specifically, under the Company’s current Allowance for Credit Losses accounting model, certain qualitative factors used prior to the adoption of ASU 2016-13 were evaluated and adjusted in accordance with the model criteria and the general reserve which was used in the past to cover uncertainties that could affect management’s estimate of probable losses was eliminated.

             The $1.9 million, or 53.3%, increase in non-interest income for the three months ended December 31, 2023 over the comparable period in 2022 was primarily attributable to a $2.5 million, or 220.7%, increase in net gain on sale of loans as the total amount of loans sold increased from $90.9 million for the three months ended December 31, 2022 to $130.9 million for the three months ended December 31, 2023. Also contributing to the increase in non-interest income was a $130,000, or 48.0%, increase in other fees and service charges, and a $37,000, or 43.5%, increase in gain on sale of SBA loans.  These increases were partially offset by a $355,000, or 40.3%, decrease in mortgage banking, equipment lending, and title abstract fees, a $352,000, or 38.5%, decrease in net loan servicing income, a $79,000, or 92.9%, decrease in real estate sales commissions, net, and a $9,000, or 4.8%, decrease in insurance commissions. These decreases were reflective of market conditions driven by the current interest rate environment.

             The $310,000, or 4.3%, increase in non-interest expense for the three months ended December 31, 2023 over the comparable period in 2022 was primarily due to an $301,000, or 381.0%, increase in professional fees, a $194,000, or 35.9%, increase in  occupancy and equipment expense, a $193,000, or 27.1%, increase in other expense, a $124,000, or 65.3%, increase in data processing expense, and a $92,000, or 248.7% increase in advertising expense. The increase in non-interest expense was partially offset by a $513,000, or 9.6%, decrease in salaries and employee benefits expense, a $75,000, or 98.7%, decrease in director’s fees and expenses, and a $6,000, or 2.9%, decrease in FDIC deposit insurance assessment. The decrease in salaries and employee benefits expense is attributable to aligning our workforce with the current economic environment the Company operates under.

The provision for income tax increased $295,000, or 56.4%, from $523,000 for the three months ended December 31, 2022 to $818,000 for the three months ended December 31, 2023 due primarily to an increase in state taxes related to subsidiary activity in additional states.

Comparison of Year-End Operating Results

Net income amounted to $2.0 million for the year ended December 31, 2023, a decrease of $5.8 million, or 74.3%, compared to net income of $7.9 million for the year ended December 31, 2022.  The decrease in net income on a comparative year-end basis was primarily the result of a decrease in net interest income of $5.5 million, a decrease in non-interest income of $4.1 million, and an increase in non-interest expense of $3.2 million. These changes were partially offset by a decrease in net income attributable to noncontrolling interest of $2.8 million, a decrease in the provision for credit losses of $2.3 million, and a decrease in the provision for income taxes of $1.8 million.

             The $5.5 million, or 23.3%, decrease in net interest income for the year ended December 31, 2023 over the comparable period in 2022 was driven by a $17.5 million, or 199.7%, increase in interest expense, partially offset by a $12.0 million, or 37.0%, increase in interest income.

             The $17.5 million, or 199.7%, increase in interest expense for the year ended December 31, 2023 over the comparable period in 2022 was primarily attributable to a 265 basis point increase in the rate on average money market accounts which increased from 1.51% for the year ended December 31, 2022 to 4.16% for the year ended December 31, 2023 and had the effect of increasing interest expense by $6.2 million. Also contributing to the increase in interest expense was a 195 basis point increase in average rate of certificates of deposit, which increased from 1.14% for the year ended December 31, 2022 to 3.09% for the year ended December 31, 2023, and had the effect of increasing interest expense by $4.2 million. An increase in rate on interest-bearing checking accounts from correspondent banking relationships to 5.02% had the effect of increasing interest expense by $2.5 million. Also contributing to the increase in interest expense was a 304 basis point increase in the rate on average FHLB short-term borrowings which increased from 2.34% for the year ended December 31, 2022 to 5.38% for the year ended December 31, 2023 and had the effect of increasing interest expense by $2.2 million. The increase in rates in general is reflective of the steep rise in the federal funds rate on a year-over-year basis. The average interest rate spread decreased from 3.30% for the year ended December 31, 2022 to 1.72% for the year ended December 31, 2023 while the net interest margin decreased from 3.56% for the year ended December 31, 2022 to 2.39% for the year ended December 31, 2023.

             The $12.0 million, or 37.0%, increase in interest income was primarily due to a $113.9 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $626.0 million for the year ended December 31, 2022 to an average balance of $740.0 million for the year ended December 31, 2023, and had the effect of increasing interest income $5.8 million. Also contributing to the increase in interest income was a 78 basis point increase in the yield on average loans receivable, net, including loans held for sale, which increased from 5.08% for the year ended December 31, 2022 to 5.86% for the year ended December 31, 2023, and had the effect of increasing interest income $5.8 million.

             As was the case for the quarter, in addition to the decrease in loan balances, the $2.3 million, or 93.7%, decrease in the provision for credit losses for the year ended December 31, 2023 over the year ended December 31, 2022 was also due to a change in methodology due to the implementation of ASU 2016-13, Financial Instruments – Credit Losses, which became effective for the Company as of January 1, 2023. More specifically, under the Company’s current Allowance for Credit Losses accounting model, certain qualitative factors used prior to the adoption of ASU 2016-13 were evaluated and adjusted in accordance with the model criteria and the general reserve which was used in the past to cover uncertainties that could affect management’s estimate of probable losses was eliminated.

             The $4.1 million, or 21.0%, decrease in non-interest income for the year ended December 31, 2023 over the comparable period in 2022 was primarily attributable to a $5.8 million, or 46.4%, decrease in net gain on sale of loans as the total amount of loans sold decreased from $496.3 million for the year ended December 31, 2022 to $399.6 million for the year ended December 31, 2023.  Also contributing to the decrease in non-interest income was a $765,000, or 24.7%, decrease in mortgage banking, equipment lending, and title abstract fees, and a $204,000, or 68.5%, decrease in real estate sales commissions, net. As it was for the quarter, these decreases were a reflection of general economic conditions driven by the current interest rate environment. These decreases were partially offset by a $1.9 million, or 99.0%, increase in loan servicing income, a $603,000, or 92.8%, increase in other fees and service charges, a $158,000, or 51.0%, increase in gain on sale of SBA loans, and a $70,000, or 11.8%, increase in insurance commissions.  The $1.9 million increase in loan servicing fee income was primarily due to an increase in the balance of loans serviced by Oakmont.

             The $3.2 million, or 11.7%, increase in non-interest expense for the year ended December 31, 2023 over the comparable period in 2022 was primarily due to an $836,000, or 4.2%, increase in salaries and employee benefits expense, a $782,000, or 35.2%, increase in other expense, a $577,000, or 30.3%, increase in occupancy and equipment expense, a $361,000, or 52.3%, increase in data processing expense, a $310,000, or 41.4% increase in professional fees, a $209,000, or 31.8%, increase in FDIC deposit insurance assessment, $75,000, or 13.2%, increase in advertising expense, and a $30,000, or 10.5%, increase in director’s fees and expenses. The increase in salaries and employee benefits expense is primarily due to expanding and improving the level of staff at the Bank and Oakmont.

The provision for income tax decreased $1.8 million, or 59.8%, from $3.0 million for the year ended December 31, 2022 to $1.2 million for the year ended December 31, 2023 due primarily to the decrease in pre-tax income. The effective tax rate increased from 28.0% to 37.8% as a result of the increase in state taxes related to subsidiary activity in additional states.

Comparison of Financial Condition

The Company’s total assets at December 31, 2023 were $754.2 million, a decrease of $38.2 million, or 4.8%, from $792.4 million at December 31, 2022. This decrease in total assets was primarily due to a $72.8 million, or 54.7%, decrease in loans held for sale, an $18.5 million, or 3.0%, decrease in loans receivable, net of allowance for credit losses, a $5.1 million, or 77.7%, decrease in investment in Federal Home Loan Bank stock, at cost, a $1.9 million, or 50.1%, decrease in investment in interest-earning time deposits, and a $629,000, or 21.2%, decrease in investment securities available for sale. Partially offsetting this decrease was a $58.2 million, or 1,495.9%, increase in cash and cash equivalents, and a $2.3 million, or 34.3%, increase in prepaid expenses and other assets. The largest decreases within the loan portfolio occurred in commercial business loans which decreased $31.2 million, or 19.6%, and commercial real estate loans which decreased $2.4 million, or 0.7%. Partially offsetting these decreases were construction loans which increased $6.6 million, or 23.0%, one-to-four family owner occupied loans which increased $4.8 million, or 26.6%, home equity loans which increased $1.2 million, or 25.3%, one-to-four family non-owner occupied loans which increased $1.1 million, or 2.9%, and other consumer loans which increased $67,000. During the fourth quarter, the Company sold $35.7 million of commercial real estate loans and realized a gain of $1.1 million. Contributing to the $58.2 million increase in cash and cash equivalents was the proceeds from the sale of loans held for sale combined with the increase in deposits.

Loans held for sale decreased $72.8 million, or 54.7%, from $133.2 million at December 31, 2022 to $60.4 million at December 31, 2023 as the Bank originated $263.8 million in equipment loans held for sale and sold $287.1 million of equipment loans during the year ended December 31, 2023, realizing a gain of $4.3 million. Contributing to the decrease in loans held for sale is $50.1 million of loan amortization and prepayments. Additionally, the Bank’s mortgage banking subsidiary, Quaint Oak Mortgage, LLC, originated $77.4 million of one-to-four family residential loans during the year ended December 31, 2023 and sold $76.8 million of loans in the secondary market during this same period, realizing gains of $1.3 million.

             Total deposits increased $82.5 million, or 15.0%, to $631.7 million at December 31, 2023 from $549.2 million at December 31, 2022. This increase in deposits was primarily attributable to an increase of $104.3 million, or 100.0%, in interest bearing checking accounts, an increase of $17.9 million, or 9.0%, in certificates of deposit, and an increase of $3.5 million, or 4.0%, in non-interest bearing checking accounts. The increase in total deposits was partially offset by a $42.4 million, or 16.3%, decrease in money market accounts, and a $753,000, or 47.3%, decrease in savings accounts. The increase in interest bearing checking accounts was primarily due to correspondent banking relationships.

Total Federal Home Loan Bank (FHLB) borrowings decreased $130.2 million, or 81.8%, to $29.0 million at December 31, 2023 from $159.2 million at December 31, 2022. During the year ended December 31, 2023, the Company borrowed $101.5 million of FHLB short-term borrowings and $20.0 million of FHLB long-term borrowings.  During the year ended December 31, 2023, the Company paid down $194.7 million of FHLB short-term borrowings and $57.0 million of FHLB long-term borrowings. Federal Reserve Bank (FRB) borrowings decreased $7.0 million to none at December 31, 2023 as the Company paid off the $7.0 million of FRB borrowings outstanding at December 31, 2022.

Subordinated debt, net of unamortized debt issuance costs, increased $14.0 million, or 175.6%, to $22.0 million at December 31, 2023 from $8.0 million at December 31, 2022 as the Company completed a private offering of $12.0 million in aggregate principal amount of fixed rate subordinated notes to certain qualified institutional buyers on March 2, 2023. On March 16, 2023, the Company completed an additional private offering of $2.0 million in aggregate principal amount of fixed rate subordinated notes to certain accredited investors.  The subordinated notes from both offerings are due March 15, 2025.

             Total stockholders’ equity increased $2.5 million, or 5.1%, to $51.6 million at December 31, 2023 from $49.1 million at December 31, 2022. Contributing to the increase was net income for the year ended December 31, 2023 of $2.0 million, shares issued from authorized and unallocated of $1.6 million, the reissuance of treasury stock for exercised stock options of $529,000, the issuance of treasury stock under the stock incentive plan of $414,000, the reissuance of treasury stock under the Bank’s 401(k) Plan of $289,000, amortization of stock awards and options under our stock compensation plans of $225,000, common stock earned by participants in the employee stock ownership plan of $150,000, and other comprehensive income, net of $14,000. The increase in stockholders’ equity was partially offset by dividends paid of $1.2 million, the noncontrolling interest distribution of $866,000, purchase of treasury stock of $433,000, and net loss attributable to noncontrolling interest of $350,000.

             Non-performing loans at December 31, 2023 consisted of one SBA loan on non-accrual status in the amount of $51,000 and one one to four family owner occupied loan that is 90 days or more past due but still accruing in the amount of $401,000. The non-performing loans at December 31, 2023 are generally well-collateralized or adequately reserved for. During the year ended December 31, 2023, two commercial business loans, one SBA loan, one multi-family residential loan, and two equipment loans totaling $272,000 that were previously on non-accrual were charged-off through the allowance for credit losses. In addition, there was one commercial business loan in the amount of $652,000 that was written down by $603,000. The allowance for credit losses as a percent of total loans receivable, net of allowance for credit losses was 1.11% at December 31, 2023 and 1.22% at December 31, 2022. Non-performing assets amounted to $452,000, or 0.06% of total assets at December 31, 2023 compared to $2.0 million, or 0.25%, of total net assets at December 31, 2022.

              Quaint Oak Bancorp, Inc., a Financial Services Company, is the parent company for the Quaint Oak Family of Companies. Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, is headquartered in Southampton, Pennsylvania and conducts business through three regional offices located in the Delaware Valley, Lehigh Valley and Philadelphia markets. Quaint Oak Bank’s subsidiary companies include, Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC, Quaint Oak Real Estate, LLC, and Oakmont Commercial, LLC, a specialty commercial real estate financing company. All companies are multi-state operations with the exception of Quaint Oak Real Estate, LLC, which operates solely in Pennsylvania. Quaint Oak Bank also has a majority equity position in Oakmont Capital Holdings, LLC, a multi-state equipment finance company based in West Chester, Pennsylvania with a second significant facility located in Albany, Minnesota.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At December 31,	At December 31,
	2023	2022
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$62,127	$3,893
Investment in interest-earning time deposits	1,912	3,833
Investment securities available for sale at fair value	2,341	2,970
Loans held for sale	60,380	133,222
Loans receivable, net of allowance for credit losses (2023: $6,758; 2022: $7,678)	603,349	621,864
Accrued interest receivable	3,502	3,462
Investment in Federal Home Loan Bank stock, at cost	1,474	6,601
Bank-owned life insurance	4,329	4,226
Premises and equipment, net	2,933	2,775
Goodwill	2,573	2,573
Other intangible, net of accumulated amortization	125	174
Prepaid expenses and other assets	9,073	6,757
Total Assets	$754,118	$792,350

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$92,215	$88,728
Interest-bearing	539,484	460,520
Total deposits	631,699	549,248
Federal Home Loan Bank short-term borrowings	-	93,200
Federal Home Loan Bank long-term borrowings	29,022	66,022
Federal Reserve Bank borrowings	-	7,000
Other short-term borrowings	5,549	5,489
Subordinated debt	21,957	7,966
Accrued interest payable	1,106	584
Advances from borrowers for taxes and insurance	3,730	4,186
Accrued expenses and other liabilities	9,490	9,573
Total Liabilities	702,553	743,268
Total Quaint Oak Bancorp, Inc. Stockholders’ Equity	48,491	44,793
Noncontrolling Interest	3,074	4,289
Total Stockholders’ Equity	51,565	49,082
Total Liabilities and Stockholders’ Equity	$754,118	$792,350

QUAINT OAK BANCORP, INC.

Consolidated Statements of Income

(In Thousands, except share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Interest and Dividend Income
Interest on loans, including fees	$10,426	$9,610	$43,361	$31,781
Interest and dividends on time deposits, investment securities, interest-bearing deposits with others, and Federal Home Loan Bank stock	359	179	1,109	685
Total Interest and Dividend Income	10,785	9,789	44,470	32,466

Interest Expense
Interest on deposits	5,538	2,844	18,811	6,043
Interest on Federal Home Loan Bank short-term borrowings	324	604	3,907	737
Interest on Federal Home Loan Bank long-term borrowings	323	397	1,326	1,355
Interest on Federal Reserve Bank long-term borrowings	4	11	34	15
Interest on subordinated debt	428	130	1,449	520
Interest on other short-term borrowings	75	58	780	107
Total Interest Expense	6,692	4,044	26,307	8,777

QUAINT OAK BANCORP, INC.

Consolidated Statements of Income

(In Thousands, except share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)

Net Interest Income	$4,093	$5,745	$18,163	$23,689
(Recovery of) Provision for Credit Losses	(303)	542	157	2,475
Net Interest Income after (Recovery of) Provision for Credit Losses	4,396	5,203	18,006	21,214

Non-Interest Income
Mortgage banking, equipment lending and title abstract fees	527	882	2,338	3,103
Real estate sales commissions, net	6	85	94	298
Insurance commissions	177	186	663	593
Other fees and services charges	401	271	1,253	650
Net loan servicing income	562	914	3,718	1,868
Income from bank-owned life insurance	27	23	102	89
Net gain on sale of loans	3,691	1,151	6,696	12,500
Gain on the sale of SBA loans	122	85	468	310
Total Non-Interest Income	5,513	3,597	15,332	19,411

Non-Interest Expense
Salaries and employee benefits	4,807	5,320	20,973	20,137
Directors' fees and expenses	1	76	316	286
Occupancy and equipment	735	541	2,481	1,904
Data processing	314	190	1,051	690
Professional fees	380	79	1,058	748
FDIC deposit insurance assessment	198	204	867	658
Advertising	129	37	643	568
Amortization of other intangible	12	12	48	48
Other	905	712	3,003	2,221
Total Non-Interest Expense	7,481	7,171	30,440	27,260
Income before Income Taxes	$2,428	$1,629	$2,898	$13,365
Income Taxes	818	523	1,228	3,054
Net Income	$1,610	$1,106	$1,670	$10,311
Net (Loss) Income Attributable to Noncontrolling Interest	$468	$(103)	$(350)	$2,448
Net Income Attributable to Quaint Oak Bancorp, Inc.	$1,142	$1,209	$2,020	$7,863

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Per Common Share Data:
Earnings per share – basic	$0.49	$0.58	$0.90	$3.85
Average shares outstanding – basic	2,352,133	2,068,221	2,254,444	2,042,740
Earnings per share – diluted	$0.49	$0.56	$0.89	$3.65
Average shares outstanding - diluted	2,352,133	2,174,280	2,275,034	2,152,889
Book value per share, end of period	$20.15	$20.66	$20.15	$20.66
Shares outstanding, end of period	2,407,048	2,167,613	2,407,048	2,167,613

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Selected Operating Ratios:
Average yield on interest-earning assets	5.83%	5.35%	5.85%	4.88%
Average rate on interest-bearing liabilities	4.47%	2.66%	4.13%	1.58%
Average interest rate spread	1.36%	2.69%	1.72%	3.30%
Net interest margin	2.21%	3.14%	2.39%	3.56%
Average interest-earning assets to average interest-bearing liabilities	123.57%	120.39%	119.28%	119.85%
Efficiency ratio	77.88%	76.76%	90.88%	63.25%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	0.07%	0.32%	0.07%	0.32%
Non-performing assets as a percent of total assets	0.06%	0.25%	0.06%	0.25%
Allowance for credit losses as a percent of non-performing loans	n/m	386.01%	n/m	386.01%
Allowance for credit losses as a percent of total loans receivable, net	1.11%	1.22%	1.11%	1.22%
Texas Ratio (2)	0.80%	3.32%	0.80%	3.32%

(1) Asset quality ratios are end of period ratios.

(2) Total non-performing assets divided by tangible common equity plus the allowance for credit losses.

n/m – not meaningful

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059